                                  EXHIBIT(d)(3)

 Sub-Advisory Agreement between Branch Banking and Trust Company and Federated Investment Management Company dated February 1, 2001, including Schedules A, B, and C, is filed herewith.

                              SUBADVISORY AGREEMENT
                              ---------------------

This Subadvisory Agreement (this "Agreement") is entered into as of the 1st day of February, 2001, by and between BB&T Asset Management, LLC, a North Carolina corporation with an office in Raleigh, North Carolina (the "Adviser") and Federated Investment Management Company, a Delaware business trust ("FIMC").

                                    RECITALS:
                                    ---------

A. The Adviser has entered into an advisory agreement dated February 1, 2001, (the "Advisory Agreement") with BB & T Funds, a Massachusetts business trust (the "Company"), pursuant to which the Adviser provides portfolio management services to the series of the Company set forth on
         Schedule 1 to this Agreement (each a "Fund" and collectively the "Funds");

B. The Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers; and

C. The Adviser and the Board of Directors (the "Board") of the Company desire to retain FIMC to render portfolio management services in the manner and on the terms set forth in this Agreement.

                                   AGREEMENT:
                                   ----------

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Adviser and FIMC agree as follows:

SECTION 1. APPOINTMENT OF SUBADVISER.

The Adviser hereby appoints FIMC as subadviser for each Fund and authorizes FIMC, in its discretion and without prior consultation with the Adviser, to invest and manage each Fund's portfolio of Securities in accordance with such Fund's stated investment objective to the fullest extent permitted by:

         (a) the Fund's investment policies, limitations, procedures and guidelines set forth in the documents listed on Schedules 2 and 3 to this Agreement;

         (b) any additional objectives, policies or guidelines established by the Adviser or by the Board that have been furnished in writing to FIMC;

         (c) the provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder applicable to the Fund, including rule 2a-7 promulgated thereunder ("Rule 2a-7"); and

         (d) the provisions of Subchapter M of the Internal Revenue Code ("IRC") applicable to "regulated investment companies."

For purposes of this Agreement, "Securities" include any investment permitted under the foregoing policies, limitations, procedures, guidelines, laws or regulations. Subject to the supervision of the Adviser and the Board, the Adviser authorizes FIMC to determine the structure and composition of the Fund's portfolio, including the purchase, retention and disposition of, and exercise of all rights pertaining to, the Securities comprising the portfolio.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

         SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF FIMC

         FIMC represents and warrants to Adviser as follows:

         (a) FIMC is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) This Agreement constitutes the legal, valid, and binding obligation of FIMC, enforceable against FIMC in accordance with its terms. FIMC has the absolute and unrestricted right, power, and authority to execute and deliver this and to perform its obligations under this Agreement.

         (c) Neither the execution and delivery of this Agreement by FIMC nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

             (i)   any provision of FIMC's Declaration of Trust or By-Laws;

             (ii) any resolution adopted by the board of trustees or the shareholders of FIMC;

             (iii) any law, regulation or administrative or court order to which
                   FIMC may be subject; or

             (iv) any contract to which FIMC is a party or by which FIMC may be bound.

         FIMC is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

         (d) FIMC is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business.

         (e) FIMC has furnished to the Adviser true and complete copies of all the documents listed on Schedule 3 to this Agreement.

         SECTION 2.2 REPRESENTATIONS AND WARRANTIES OF THE ADVISER

         The Adviser represents and warrants to FIMC as follows:

         (a) The Adviser is a stated chartered bank duly organized, validly existing, and in good standing under the laws of the State of North Carolina.

         (b) This Agreement constitutes the legal, valid, and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms. the Adviser has the absolute and unrestricted right, power, and authority to execute and deliver this and to perform its obligations under this Agreement.

         (c) Neither the execution and delivery of this Agreement by the Adviser nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

             (i)   any provision of the Adviser's bank charter or By-Laws;

             (ii) any resolution adopted by the board of directors or the shareholders of the Adviser;

             (iii) any law, regulation or administrative or court order to which the Adviser may be subject; or

             (iv) any contract to which the Adviser is a party or by which the Adviser may be bound.

         Except for the approval of the Board and of each Fund's shareholders as required by Section 15 of the 1940 Act, the Adviser is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

         (d) The Adviser is registered with the SEC as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business.

         (e) The Adviser has furnished to FIMC true and complete copies of all the documents listed on Schedule 2 to this Agreement.

SECTION 3. CONDITIONS TO AGREEMENT.

FIMC's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

         (a) Receipt by FIMC of a certificate of an officer of Company stating that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the Trustees, who are not interested persons of FIMC or the Adviser, cast in person at a meeting of the Board call for the purpose of voting on such approval, and (ii) this

         Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Company;

         (b) Receipt by FIMC of certified copies of instructions from the Fund to its custodian designating the persons specified by FIMC as "Authorized Persons" under the Fund's custody agreement;

         (c) The Fund's execution and delivery of a limited power of attorney in favor of FIMC, in a form mutually agreeable to FIMC, the Adviser and the Board;

         (d) Receipt by FIMC of Board resolutions, certified by an officer of the Company, adopting all procedures and guidelines listed on Schedule 3 to this Agreement and identified as required by Rule 2a-7 or any other exemptive rule or order that is or will become applicable to any Fund;

         (e) Receipt by FIMC of complete copies, certified by an officer of the Company, of all other policies procedures, guidelines, and codes listed on Schedule 2 to this Agreement; and

         (f) Any other documents, certificates or other instruments that FIMC or the Adviser may reasonable request from the Fund.

SECTION 4. COMPENSATION.

         For the services provided under this Agreement, the Adviser will pay to FIMC a fee at the annual rate set forth opposite each Fund's name on Schedule 1 multiplied times such Fund's average daily net assets. Such fee will accrue daily and will be paid monthly to FIMC on or before the last business day of the next succeeding calendar month. If this Agreement is effective for only a portion of a month, the fee will be prorated for the portion of such month during which this Agreement is in effect.

SECTION 5. INFORMATION AND REPORTS.

         (a) The Adviser will promptly notify FIMC of any material change in any of the documents listed on Schedule 2 to this Agreement and will provide FIMC with copies of any such modified document. The Adviser will also provide FIMC with a list, to the best of the Adviser's knowledge, of all affiliated persons of Adviser (and any affiliated person of such an affiliated person) and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons.

         (b) FIMC will maintain books and records relating to its management of the Fund under its customary procedures and in compliance with applicable regulations under the 1940 Act and the Advisers Act. FIMC will permit the Adviser to inspect such books and records at all reasonable times during normal business hours, upon reasonable notice. Prior to each Board meeting, FIMC will provide the Adviser and the Board with reports regarding its management of the Fund during the interim period, in such form as may be mutually agreed upon by FIMC and the Adviser. FIMC will also provide the Adviser with any information regarding its management of the Fund required for any shareholder report, amended registration statement or prospectus supplement filed by the Fund with the SEC.

SECTION 6. NONEXCLUSIVE AGREEMENT; ALLOCATION OF TRANSACTIONS.

         (a) The investment management services provided by FIMC hereunder are not to be deemed to be exclusive, and FIMC shall be free to render similar services to other advisers, investment companies, and other types of clients.

         (b) To the extent consistent with applicable law, FIMC may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of FIMC or its affiliated persons. In such event, allocation of the Securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by FIMC in the manner FIMC considers to be the most equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

         (c) FIMC will place purchase and sell orders for the Fund with or through such banks, brokers, dealers, futures commission merchants or other firms dealing in Securities ("Brokers") as it determines, which may include Brokers that are affiliated persons of FIMC, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. FIMC will use its best efforts to obtain execution of transactions for the Fund at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the services received. FIMC may, however, select Brokers on the basis that they provide brokerage, research or other services or products to the Fund and/or other clients of FIMC and its affiliated persons. In selecting Brokers, FIMC may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

SECTION 7. FUND EXPENSES.

         Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses incurred in managing its portfolio of Securities, including all commissions, mark-ups, transfer fees, registration fees, ticket charges, transfer taxes, custodian fees and similar expenses. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto. Each Fund will promptly reimburse FIMC for any such expense to the extent advanced by FIMC. In no event will FIMC have any obligation to pay any of the Funds' expenses, including without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the 1940 Act; expenses of registering and qualifying the Trust, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust/Corporation and the Funds.

SECTION 8. LIMITATION OF LIABILITY.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of FIMC, or of reckless disregard by FIMC of its obligations and duties hereunder, FIMC shall not be subject to any liability to the Adviser, the Fund, the Company, any shareholder of the Fund, or to any person, firm or organization. Without limiting the foregoing, FIMC shall not have any liability whatsoever for any investment losses incurred by a Fund, or arising from transactions by a Fund, prior to the date on which FIMC assumes responsibility for the management of the Fund's portfolio.

         The Adviser, the Company, and the Fund are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of FIMC and agree that the obligations assumed by FIMC pursuant to this Agreement will be limited in any case to FIMC and its assets and the Adviser, the Company, and the Fund shall not seek satisfaction of any such obligation from the shareholders of FIMC, the trustees of FIMC, officers, employees or agents of FIMC, or any of them.

SECTION 9. PRICING.

         The Adviser, the Company and the Fund hereby acknowledge that FIMC is not responsible for pricing portfolio Securities, and that the Adviser, the Company, the Fund, and FIMC will rely on the pricing agent chosen by the Board of the Company for prices of Securities, for any purposes.

SECTION 10. TERM.

         This Agreement shall begin as of the date of its execution and shall continue in effect until September 30, 2001 and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or FIMC at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Adviser's management agreement with the Fund.

SECTION 11. LIMITED POWER OF ATTORNEY.

         Subject to any other written instructions of the Adviser or the Company, FIMC is hereby appointed the Fund's agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as FIMC shall be requested by brokers, dealers, counter parties and other persons in connection with its management of the Fund's assets. The Adviser and the Company hereby ratify and confirm as good and effectual, at law or in equity, all that FIMC and its officers and employees, may do in its capacity as attorney-in-fact. However, nothing herein shall be construed as imposing a duty on FIMC to act or assume responsibility for any matters in its capacity as attorney-in-fact for the Fund. Any person, partnership, corporation or other legal entity dealing with FIMC in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that FIMC is acting solely in the capacity as an agent of the Fund and that any such person, partnership, corporation or other legal entity must look solely to the Fund for enforcement of any claim against Fund, as FIMC assumes no personal liability whatsoever for obligations of the Fund entered into by FIMC in its capacity as attorney-in-fact for the Fund.

SECTION 12. GENERAL PROVISIONS

         SECTION 12.1 NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         FIMC:             Federated Investment Management Company
                           1001 Liberty Avenue
                           Pittsburgh, PA 15222-3779
                           Attention: Carol Kayworth
                           Facsimile No.: (412) 288-7747

         Adviser:          BB&T Asset Management, LLC
                           434 Fayetteville Street Mall
                           Raleigh, NC  27601

         SECTION 12.2 FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         SECTION 12.3 WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         SECTION 12.4 ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         SECTION 12.5 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         SECTION 12.6 SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         SECTION 12.7 SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         SECTION 12.8 GOVERNING LAW

         This Agreement will be governed by the laws of the State of Pennsylvania without regard to conflicts of laws principles.

         SECTION 12.9 COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

                               BB&T ASSET MANAGEMENT, LLC

                               By:  /s/David C. McMahon
                                 -------------------------
                               Name: David C. McMahon
                               Title: Executive Vice President

                               FEDERATED INVESTMENT MANAGEMENT COMPANY

                               By:  /s/ J. Christopher Donahue
                                  --------------------------------
                               Name: J. Christopher Donahue
                               Title:  President--CEO/COO

                     SCHEDULE 1 - FUNDS AND SUBADVISORY FEES
                     ---------------------------------------

          Name of Series            Assets                Annual
          --------------            ------                ------
                                                        Subadvisory
                                                        -----------
                                                            Fee*
                                                            ----
BB&T Prime Money Market Fund     $0-$500million       0.10% of average daily
                                                      net assets
                                 greater than
                                 $500 million         0.08% of average daily
                                                      net assets


                                                      * A MINIMUM FEE OF
                                                      $250,000 PER ANNUM WILL
                                                      APPLY.



BB&T ASSET MANAGEMENT, LLC

By:  /s/ David C. McMahon
   ---------------------------------
Name: David C. McMahon
Title: Executive Vice President

FEDERATED INVESTMENT MANAGEMENT COMPANY

By:  /s/ J. Christopher Donahue
   ---------------------------------
Name: J. .Christopher Donahue
Title:  President--CEO/COO

                         SCHEDULE 2 - FUND DOCUMENTATION

1.   Company's Declaration of Trust and Bylaws.

2. Currently effective registration statement for each class of each Fund's shares and any pending amendments to such registration statement.

3. Any supplements to any prospectus or statement of additional information for any class of any Fund's shares.

4. Custody Agreement between the Trust and Branch Banking and Trust Company as Custodian for the Portfolio's securities, including information as to:
     -    the Portfolio's nominee,
     - the Federal tax identification numbers of the Portfolio and its nominee,
     - all routing, bank, participant and account numbers and other information necessary to provide proper instructions for transfer and delivery of Securities to the Portfolio's accounts at the Custodian,
     - the name, address, phone and fax number of the Custodian's employees responsible for the Portfolio's accounts, and
     -    the Portfolio's pricing service and contact persons.

5. All policies, procedures, guidelines and codes adopted by the Board under the 1940 Act or any regulation thereunder, including:
     - Rule 2a-7 (if the Portfolio holds itself out as a "money market fund"),
     -    Rule 10f-3 (relating to affiliated underwriting syndicates),
     -    Rule 17a-7 (relating to interfund transactions),
     - Rule 17e-1 (relating to transactions with affiliated Brokers), o Rule 17f-4 (relating to securities held in securities depositories),
     -    Rule 17j-1 (relating to a code of ethics), and
     -    Rule 17f-5 (relating to foreign custody).

6. All SEC exemptive orders applicable to the Portfolio, and all procedures and guidelines adopted by the Board under the terms of such orders.

7. All procedures and guidelines adopted by the Board or the Manager regarding:

     -    Repurchase agreements,
     - Evaluating the liquidity of securities, include restricted securities, municipal leases and stripped U.S. government securities,
     - Segregation of liquid assets in connection with reverse repurchase agreements, firm commitments, standby commitments, short sales, options and futures agreements,
     -    Derivative contracts and securities, and

     -    Affiliated bank procedures.

8. Any master agreements that the Trust has entered into on behalf of the Portfolio, including:

     -    Master Repurchase Agreement,
     -    Master Futures and Options Agreements,
     -    Master Foreign Exchange Netting Agreements, and
     -    Master Swap Agreements.

9.   Blue Sky undertakings.

10.  CFTC Rule 4.5 letter.

11. Schedule of the current year's Board meetings, and the reports needed by the Board.

12.  Pricing and performance calculation entities and contact persons.

SCHEDULE 3 - SUBADVISER DOCUMENTATION
-------------------------------------

1.   Part II of FIMC's Form ADV most recently filed with the SEC.

2.   Guidelines and procedures required by Rule 2a-7, consisting of:
     -    Forms of resolutions authorizing use of the amortized cost method,
     -    Amortized Cost Procedures, and
     -    Federated Investment Adviser Guidelines

3. Procedures and checklists required by the following exemptive rules and orders under under the 1940 Act:
     -    Rule 10f-3 (relating to affiliated underwriting syndicates),
     -    Rule 17a-7 (relating to interfund transactions),
     -    Rule 17e-1 (relating to transactions with affiliated Brokers),
     -    Rule 17f-4 (relating to securities held in securities depositories),
     -    Rule 17j-1 (relating to a code of ethics),
     - Release No. IC-22903 (granting an exemption for the use of "core funds"),
     - Release No. IC-22313 (granting an exemption for the purchase of affiliated money market funds)
     - Release Nos. IC-16602 and IC-19816 (granting an exemption for certain transactions with affiliated banks), and
     - Release No. IC-15243 (granting an exemption permitting the purchase of insurance from an affiliate and the settlement of claims therefrom).

4.   Procedures and checklist required

5. All exemptive orders granted by the SEC that will become applicable to the Portfolio, and the procedures and guidelines followed by FIMC in accordance therewith.